Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

At the Company:	EAS & Associates:
Gregory S. Skinner	Liz Saghi
Vice President Finance and CFO	(805) 884-0185
(650) 306-1650

LANDEC CORPORATION REPORTS SECOND QUARTER
FISCAL YEAR 2003 RESULTS

MENLO PARK, CA – June 9, 2003 – Landec Corporation (Nasdaq: LNDC), a developer and marketer of technology-based polymer products for food, agricultural and licensed partner applications, today reported results for the second quarter ended April 27, 2003.    Unless otherwise noted, all financial statement amounts are stated on a basis consistent with accounting principles generally accepted in the United States (“GAAP basis”).  As previously disclosed, Landec changed its fiscal year end from the last Sunday in October to the last Sunday in May effective May 25, 2003.

Total revenues for the quarter were $56.8 million versus $57.1 million in the second quarter of fiscal year 2002.  Landec reported net income of $4.7 million, or $0.18 per diluted share, compared with net income of $5.4 million, or $0.24 per diluted share, for the same quarter in fiscal year 2002.  Revenues for the first six months of fiscal 2003 were $98.0 million versus revenues of $97.5 million a year ago.  The Company reported net income for the first six months of fiscal year 2003 of $2.6 million or $0.10 per diluted share compared to net income of $1.9 million or $0.08 per diluted share, in the first six months of fiscal 2002.

Results for our second quarter reflect the seasonality of Landec’s business. The Company typically realizes its highest revenues and net income in its current second fiscal quarter due to the Company’s agricultural seed subsidiary, Landec Ag, recognizing virtually all of its revenues and profits during the three months ending April.

Revenues for the quarter and first six months include continued planned revenue reductions in Apio’s “fee-for-service” commodity business in order to focus on Apio’s proprietary specialty packaged value-added business.  Over the last year and a half, Apio has reduced revenues and costs by exiting segments of its “fee-for-service” commodity business and exiting its domestic fruit business.  For the first six months of fiscal year 2003, with relatively flat revenues, operating income increased 7% and net income increased 39% compared to the first six months of fiscal year 2002.

“The results for the quarter ended April 27, 2003 and for the first six months of fiscal year 2003 are in line with our goal to continue to grow Apio’s value-added technology-based specialty packaging produce business and Landec Ag’s seed business, while at the same time continuing to reduce our operating costs,” commented Gary Steele, President and CEO of Landec.

“During the second quarter of fiscal year 2003, sales of our value-added specialty packaging vegetable products grew 14% to $21.6 million compared to $18.9 million in the second quarter of fiscal year 2002,” stated Steele.  “In addition, Landec Ag seed revenues grew 11% in the second quarter of fiscal year 2003 to $20.4 million from $18.4 million in the second quarter of fiscal year 2002.  Net income for the second quarter of fiscal year 2003 decreased $752,000 as compared to the same quarter a year ago due to (1) expected lower licensing fees, (2) planned increased investments in our banana program and (3) unplanned seasonal farming losses in Apio’s commodity produce business associated with winter sourcing of produce.  The farming losses in Apio’s “fee-for-service” commodity business reduced net income by approximately $500,000 in the second quarter of fiscal year 2003 compared to a benefit from farming income of $1.4 million in the second quarter of fiscal year 2002, a negative year-to-year change of $1.9 million which is equivalent to $0.08 per diluted share.”

“For the first six months of fiscal year 2003, sales of our value-added specialty packaging vegetable products grew 18% to $46.4 million compared to $39.2 million in the six months of fiscal year 2002,” added Steele.  “Net income for the first six months of fiscal year 2003 increased to $2.6 million from $1.9 million in the first six months of fiscal year 2002.  This increase in net income is due to (1) higher gross profits for Apio’s value-added specialty packaging vegetable business which increased by $1.9 million due to increased sales and product mix changes, (2) higher gross profits for Landec Ag which increased nearly $700,000, (3) lower Company-wide selling, general and administrative expenses which decreased $553,000 and (4) lower interest expenses of $413,000.  These improvements in net income were partially offset by (1) a $1.3 million loss from farming activities in the first six months of fiscal year 2003 compared to a benefit from farming income of $1.2 million during the same period a year ago, resulting in a $2.5 million, or an $0.11 per diluted share, negative year-to-year change in farming activities and (2) a $339,000 planned increase in research and development expenses to support our banana and seed technology programs.”

“Our second quarter and first six months results reflect the impact of the expanded efforts we are undertaking in our banana packaging technology program.  Relative to the same periods a year-ago, we have increased our efforts in our banana sourcing and research and development trials in order to capitalize on this opportunity.  For the second quarter and first six months of fiscal year 2003, the Company spent approximately $690,000 and $1.2 million, respectively, to expand its banana program compared to $560,000 and $880,000, respectively, during the same periods in fiscal year 2002,” Steele commented.

“As previously communicated, our R&D and trial work for the banana technology program is focused on three main objectives: (1) qualifying sources from large, banana producing countries, (2) optimizing the design and use of our 40 lb. Intelimer® based package so that the extended shelf life we deliver can be translated into consistent savings and increased sales for the retail grocery chains and (3) developing new package sizes for customers that will allow bananas to be sold in ways that are unique to the industry.  We know the market needs technology that can extend banana shelf life and lower the costs to retailers.  As we continue to work on optimizing our banana technology for retail applications, we are focusing our short-term opportunities in market segments such as the food service industry.  We have qualified sources of bananas in Costa Rica and Ecuador and will be working on qualifying other key banana producing countries later this year.  The large retail market trials are planned to begin this summer as we work on our own and with banana companies to identify retailers and qualify sources well suited for conducting large retail trials,” stated Steele.

Commenting on the financial condition of the Company, Steele said, “During the second quarter of fiscal year 2003, we continued to pay down debt.  During fiscal year 2002, we reduced our debt from $33.4 million to $17.5 million and our debt at the end of the second quarter of fiscal year 2003 was further reduced to $14.1 million.  Our debt to equity ratio has decreased to 24% at the end of the second quarter of fiscal year 2003 from 31% at the end of fiscal year 2002 and 67% at the end of fiscal year 2001.  In addition, our working capital has nearly doubled to $6.2 million as of the end of the second quarter from $3.3 million at the end of fiscal year 2002. The $4.4 million decrease in cash during the first six months of fiscal year 2003 was primarily due to: (a) the purchase of $1.1 million of property, plant and equipment; (b) the $2.3 million reduction of net borrowings under the Company’s lines of credit, (c) the net reduction of long term debt of $ 1.1 million, and (d) acquisition costs related to earn-out provisions and payments thereon of $422,000; partially offset by (e) net cash provided from operations of $1.4 million.  At the end of the second quarter, we had availability under our lines of credit of $3.5 million, which does not include the recent $4.5 million increase in Landec Ag’s line of credit to $7.5 million from $3.0 million. In addition, $2.4 million of restricted cash will become available for use within the next ten months as we pay off a capital lease and upon the release of funds held in escrow pursuant to the Dock Resins Stock Purchase Agreement.”

“We have five primary objectives for our new fiscal year 2004, (1) increase profits, (2) significantly reduce our winter farming investment risk (3) continue to strengthen our balance sheet, (4) commercially launch our banana packaging technology for retail applications while expanding our food service banana business and (5) continue to grow our food and ag technology businesses,” commented Steele.

“Earlier today the Company announced that it had entered into an exclusive packaging and marketing agreement with Dole Fresh Vegetables, Inc. for Apio to package, market and sell a broad line of fresh-cut produce under the Dole® brand in the United States.  This licensing agreement is market validation of our successful proprietary Intelimer packaging technology and of our quality programs and operational efficiencies which will support one of the premier consumer brands in the world,” stated Steele. “This agreement is consistent with our stated goal to continue to aggressively grow our value-added specialty packaging business.”

“Landec’s proprietary temperature-activated Intelimer polymers solutions are patent protected and are changing the economics and the quality of the food and seed products we have targeted.  In addition, our technology is opening up new solutions in the medical, consumer and adhesive markets.  We have numerous technology-driven applications in our pipeline and look forward to introducing several new products during the upcoming year,” concluded Steele.

Operating Highlights and Outlook

Apio’s Intelimer Based Packaging Products Business Continues to Grow

Since the beginning of fiscal year 2002, Apio has introduced fifteen new value-added produce product offerings and has expanded its retail and club store presence to over 9,800 stores, an increase of 2,000 stores in the past twelve months.

The success of Landec’s Intelimer-based food packaging technology allows the Company to convert not only fresh-cut produce but also whole produce into value added products that bring real differentiation to retailers and to growers.  As a result, Apio’s Eat Smart® products using our proprietary specialty packaging grew to 62% of Apio’s revenues during the first six months of fiscal year 2003 from 53% during the same period last year.

In addition, during the first six months of fiscal year 2003 Apio has realized record volumes and revenues from its value-added products.  The three fastest-growing product lines, which include, party trays, iceless case liner products and 12-ounce retail packages, collectively grew 70% compared to the first six months of fiscal year 2002.

Landec Ag’s Intellicoat® Seed Coating Product Sales Accelerate

Landec Ag, the Company’s Intellicoat seed coating subsidiary, commercially launched its Early Plant™ hybrid corn during fiscal year 2003.  Early Plant hybrid corn joins the existing line-up of Landec Ag commercial products which include Pollinator Plus® coatings for inbred corn seed, Relay™ Intercropping of wheat and Intellicoat coated soybean, Fielder’s Choice Direct® hybrid corn and the Harvestar™ product line, introduced in 2000, which offers high performance alfalfa and nutrient enhanced hybrid corn seed.

Early Plant hybrid corn is designed to allow corn farmers to safely and reliably plant hybrid corn three to four weeks earlier than normal, by using Landec Ag’s proprietary Intellicoat coating which delays germination until the soil reaches the optimal soil germination temperature. Otherwise, planting earlier in cold, wet soil could cause poor or no germination to occur. Allowing the farmer to have a wider planting window lowers costs, reduces risks and potentially increases yields. The program for Early Plant hybrid corn has increased three-fold to over 40,000 acres this spring from 13,000 acres in 2002.

In 2002 Early Plant corn trials, when comparing Intellicoat coated corn seeds to uncoated corn seeds, the Intellicoat coated seeds showed better, more uniform emergence and higher stand counts for improved yield potential. In 2003, Landec Ag commercially launched its Intellicoat Early Plant corn seed coating technology using Fielder’s Choice Direct brand of hybrid seed corn and using brands of two regional seed companies.   In addition, 34 U.S. seed companies are conducting separate evaluations of the Intellicoat

Early Plant hybrid corn technology on their own hybrids during 2003, up from eight seed companies conducting similar trials last year.

Landec Ag’s first Intellicoat-based commercial product is called Pollinator Plus.  Pollinator Plus seed coatings are applied to inbred seed corn to delay seed germination and extend the pollination window thus reducing risks and increasing yields for seed companies. Pollinator Plus is already being used by 30 major seed companies in the production of hybrid seed corn.  This product line has been planted on over 60,000 acres in 2003 which is comparable to 2002.  In addition, Landec Ag has entered into a joint licensing agreement with Incotec International BV, a recognized world leader in seed coating enhancement technologies, that will make Pollinator Plus coatings available to the European Union market starting this year.

Landec Ag, headquartered in Monticello, Indiana, combines its proprietary Intellicoat seed coating technology products with its unique electronic, direct marketing and consultative selling approach - eDC™, which is supported by its sophisticated telephonic and electronic call center.

Landec Second Quarter Earnings Conference Call

A conference call will follow this release at 8:00 a.m. Pacific Time on Tuesday, June 10, 2003, during which senior management of Landec will present an overview of results for the quarter and outlook for fiscal year 2004. Interested parties have the opportunity to listen to the conference call live on the Internet at www.landec.com.  A replay of the webcast will be available for 30 days.  Additionally investors can listen to the call by dialing (888) 747-3526 or (703) 871-3096 at least 5 minutes prior to the start. A replay of the call will be available through Tuesday, June 17th by calling (888) 266-2081 or (703) 925-2533, code #343300.

Landec Corporation designs, develops, manufactures and sells temperature-activated and other specialty polymer products for a variety of food, agricultural and licensed partner applications. The Company’s temperature-activated polymer products are based on its proprietary Intelimer polymers which differ from other polymers in that they can be customized to abruptly change their physical characteristics when heated or cooled through a pre-set temperature switch.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with expanding operations, the ability to achieve acceptance of the Company’s new products in the market place, the uncertainty related to the integration of new business acquisitions, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company’s collaborative partners, the timing of regulatory approvals and new product introductions, the mix between pilot production of new products and full-scale manufacturing of existing products, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the 2002 fiscal year. (See item 2: Management’s Discussion and Analysis of Financial Condition and Results of Operations.) As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will become or remain consistently profitable.  The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

—Tables and Q&A to Follow—

LANDEC CORPORATION

Consolidated Condensed Balance Sheets

(In thousands)

	April 27, 2003	October 27, 2002
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$3,562	$7,849
Restricted cash	2,382	1,032
Accounts receivable, net	16,224	19,040
Inventory	13,186	10,121
Investment in farming activities	411	1,591
Notes and advances receivable	2,217	4,396
Prepaid expenses and other current assets	1,179	2,456
Total Current Assets	39,161	46,485

Property and equipment, net	18,689	19,902
Intangible assets, net	37,838	37,480
Other assets	1,485	3,936
	$97,173	$107,803

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$13,365	$11,512
Grower payables	3,616	6,910
Accrued compensation	1,101	1,518
Other accrued liabilities	3,955	7,771
Deferred revenue	641	3,215
Lines of credit	7,790	10,098
Current maturities of long term debt	2,515	2,193
Total Current Liabilities	32,983	43,217

Non-current portion of long term debt	3,818	5,252
Other non-current liabilities	768	1,791
Minority interest	844	1,580

Shareholders’ Equity:
Convertible preferred stock	5,531	14,461
Common stock	110,110	100,802
Accumulated deficit	(56,881)	(59,300)
Total Shareholders’ Equity	58,760	55,963
	$97,173	$107,803

LANDEC CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per-share data)

	Three Months Ended		Six Months Ended
	April 27, 2003	April 28, 2002	April 27, 2003	April 28, 2002
Revenues:
Product sales	$51,767	$49,685	$85,969	$82,609
Services revenues	4,829	6,603	11,279	13,477
License fees	77	621	349	1,048
Research, development, and royalty revenues	172	211	372	332
Total revenues	56,845	57,120	97,969	97,466

Cost of revenue:
Cost of product sales	40,521	37,593	71,294	67,858
Cost of services revenues	3,586	5,727	8,215	11,121
Total cost of revenue	44,107	43,320	79,509	78,979

Gross profit	12,738	13,800	18,460	18,487

Operating costs and expenses:
Research and development	993	891	2,062	1,723
Selling, general and administrative	6,859	7,152	13,382	13,935
Total operating costs and expenses	7,852	8,043	15,444	15,658
Operating income	4,886	5,757	3,016	2,829

Interest income	66	107	129	140
Interest expense	(216)	(320)	(538)	(951)
Other income (expense)	(63)	(119)	31	(114)
Net income	4,673	5,425	2,638	1,904
Dividends on Series B preferred stock	(110)	(102)	(219)	(202)
Net income applicable to common shareholders	$4,563	$5,323	$2,419	$1,702

Basic net income per share	$0.22	$0.30	$0.12	$0.10

Diluted net income per share	$0.18	$0.24	$0.10	$0.08

Shares used in per share computations:
Basic	21,106	17,463	20,868	17,028
Diluted	22,856	20,808	22,572	20,358

LANDEC CORPORATION

SECOND QUARTER ENDED APRIL 27, 2003

QUESTIONS AND ANSWERS

1)              What are the primary areas of operational focus for the Company during fiscal year 2004?

During fiscal year 2004, (which began on May 26, 2003) the Company will be focusing on the following areas of operation:

a.              With our proprietary packaging technology for bananas we need to accomplish the following:

1.     Complete the validation and qualification of sourcing of our bananas using Landec’s packaging technology from the significant banana growing countries in Central and South America, in addition to Costa Rica and Ecuador already qualified.

2.     Work with several multinational banana shippers to qualify their bananas in large retail trials.

3.     Continue to expand current commercial opportunities for our banana technology in additional market segments such as the food service industry.

b.              Grow Apio’s value-added technology-based business by 20% or more through increasing revenues to existing customers, adding new customers and introducing new products utilizing our breathable packaging technology.

c.               Increase gross margins in Apio’s value added business by reducing production costs and focusing on higher margin products.

d.              Continue to reduce operating expenses at Apio.

e.               Continue to implement our strategy of reducing winter season sourcing issues at Apio.

f.                 Continue to reposition existing lines of business, such as our fee-for-service business.

g.              Grow Landec Ag’s uncoated seed revenues by 10% to 20% and its Intellicoat coated seed revenues by 50% or more.

h.              Generate positive cash flow from operations.

2)              What are some of the key milestones Landec achieved during the first six months of fiscal year 2003?

The following key milestones were completed in the first six months of fiscal year 2003:

a.              Increased net income by $734,000 or 39% compared to the first six months of fiscal year 2002.

b.              Increased the number of stores Apio sells product to by 1,100 to 9,800.

c.               Increased value-added specialty packaging vegetable revenues by 18% compared to the first six months of fiscal year 2002.

d.              Increased Apio’s revenues from value-added products to 62% of Apio’s total revenues from 53% of its revenues in the first six months of fiscal year 2002.

e.               Increased Landec Ag seed revenues by $1.4 million or 8% compared to the first six months of fiscal year 2002.

f.                 Increased Landec Ag’s coated seed revenues to $1.5 million, an increase of over 90% compared to the first six months of fiscal year 2002.

g.              Reduced outstanding debt by $3.4 million to $14.1 million from $17.5 million at the end of fiscal year 2002.

h.              Reduced the Company’s debt-to-equity ratio from 31% at the end of fiscal year 2002 to 24% at the end of the second quarter of fiscal year 2003.

i.                 Entered into a joint licensing agreement with Incotec International BV that will make Pollinator Plus coatings available to the European Union market starting this year.

3)              Why did total product sales only increase 4% for the second quarter and the first six months of fiscal year 2003 compared to the same periods in fiscal year 2002 when the combined Apio value-added produce business and Landec Ag seed business grew by 13% in the second quarter and 15% for the first six months of fiscal year 2003?

Product sales include export and banana sales, in addition to value-added produce and seed sales.  For the quarter and six months ended April 27, 2003, value-added vegetable produce sales increased $2.7 million and $7.2 million, respectively, compared to the same periods in the prior year and seed sales increased $2.0 million and $1.4 million, respectively.  Partially offsetting these product sales increases were decreases in export and banana sales.  For the quarter and six months ended April 27, 2003, export sales decreased $2.0 million and $4.7 million compared to the same periods in fiscal year 2002 due to lower volume sales of fruit and broccoli to Asia.  In addition, banana sales decreased approximately $700,000 during the quarter and first six months of fiscal year 2003 compared to the prior year periods due to essentially no retail banana sales in fiscal year 2003 as the Company prepares for its upcoming large retail market trials.

4)              What impact will the earlier announced Dole branding deal have on fiscal year 2004 results?

There are a significant number of retail stores in which Apio currently does not have a presence.  The exclusive use of the Dole brand in our major product categories will allow Apio to expand its product line and customer base while also giving Apio the flexibility to expand its own Eat Smart brand.  We are unable to estimate at this time the impact the Dole branding deal will have on fiscal year 2004 results.  Initial sales of Dole branded specialty packaged products are planned to begin late summer of 2003.  Until we determine penetration rates over a couple of quarters, we will not be able to estimate the financial impact.

5)              What is the current status of the banana program?

We are currently focused on marketing our banana packaging technology to the food service industry and on qualifying banana sources on our own and with major multinational banana suppliers.  During the first six months of fiscal year 2003, the Company completed the qualification of Eat Smart bananas from Costa Rica and Ecuador, two of the largest banana-producing countries in the world.  These milestones should lead to more qualifications of the other major banana producing countries in Central and South America and the beginning of new retail market tests within the next month or two.  The Company plans to conduct large retail trials on its own and with one or more international banana companies beginning this summer.

6)              The Company’s cash position is $3.6 million at the end of the second quarter of fiscal year 2003.  Does the Company have enough cash resources to continue to effectively operate?

Since the beginning of fiscal year 2002 the Company has paid down debt by $19.3 million.  This will reduce our annual principal and interest payments by approximately $3.7 million and interest expense by $1.0 million.  In addition, during the first six months of fiscal year 2003, the Company has reduced payables and accrued liabilities by $5.7 million and has paid for over 40% of Landec Ag’s production needs for fiscal year 2004 sales.  With our plan to be profitable in fiscal year 2004, the Company expects that cash from operations coupled with lower debt payments and reduced liabilities and inventory needs, should provide sufficient cash resources to effectively operate the business for the foreseeable future without additional equity placements.

7)              The Company has been stating for a couple of years now that it was developing strategic plans to minimize the impact of the winter sourcing on net income, why is there a negative financial impact from winter sourcing this year?

In order to be a year around provider of produce to our customers, the Company has made investments in farming activities in the desert areas of Southern California and Arizona during the winter months when sources in Central California are not sufficient to meet our needs.  These investments are a way of managing our risk against produce shortages during the winter months as a result of weather related issues.  Because of more normal weather this past winter there was ample supply of product and thus lower market prices.  This resulted in the Company recognizing a loss from farming activities of $1.3 million during the first six months of fiscal year 2003 compared to a profit from farming activities of $1.2 million during the first six months of fiscal year 2002 when weather conditions resulted in a shortage of produce available for sale.  Unlike fiscal year 2002, however, the Company did not have to buy product on the open market at elevated prices during the winter months of fiscal year 2003 because of better planning and purchasing controls and a greater supply of produce.

Going forward, the Company is diligently seeking ways to greatly reduce its investment exposure in farming during the winter months.

8)              What are the most significant challenges you face over the next 2-3 quarters?

First, for the banana program, complete several large retail market tests and position the banana technology for commercial retail sales, while in parallel, continuing to expand our banana sales for food service.

Second, increase margins at Apio by reducing costs in both production and G&A, and increasing efficiencies through full utilization of Apio’s new ERP business system and through additional automation in the value-added facility.

Third, continue to mitigate the impact of the winter sourcing issues at Apio by working with grower/processors outside of the U.S. for alternate sources of produce during the winter months.  Also, closely monitor our desert sources of produce while increasing the number of growers and acreage that supply our value-added business.

Lastly, closely manage our cash resources to ensure the Company can operate efficiently and take advantage of business opportunities.  This will be achieved in three ways, (1) renegotiate Apio’s working capital line with its current bank, (2) enter into an equipment line of credit at Apio to meet future equipment needs and (3) generate cash flow from operations to cover debt payments and increase the Company’s cash balance.

9)              The Company recently disclosed a change in its fiscal year end from October to May. Why did the Company choose May as its new fiscal year end and why change now?

We have concluded that an October year end does not make sense for Landec given its business and planning operating cycle.  We did not want to make a change while we were selling the Dock Resins business and other non-strategic lines of business.  Now that we have sold non-strategic businesses and have positioned the Company to focus on its core operating businesses, we have decided the time is right to make the change.  We elected May as the new fiscal year end because it is the end of our operating and planning cycle for both Landec Ag and Apio and because it positions the Company to have progressively better fiscal quarterly results versus the current fiscal structure of having one very large profitable quarter.